Exhibit 99
NEWS RELEASE
For Immediate Release
Contact: Chad Hyslop (208) 331-8400
info@americanecology.com     www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES RESIGNATION OF
CHIEF FINANCIAL OFFICER

Orderly Transition Underway Based on Existing Succession Plan

BOISE, Idaho, February 17, 2006 - American Ecology Corporation [NASDAQ: ECOL], today announced that Senior Vice President and Chief Financial Officer Jim Baumgardner has resigned to accept the position of Senior Vice President and Chief Financial Officer with SECOR International Inc., a national environmental engineering and consulting firm headquartered in Redmond, Washington.

Baumgardner will stay with American Ecology through March 24, 2006 to help ensure an orderly transition of his current duties. In keeping with an executive succession plan previously adopted by the Company’s Board of Directors, Vice President and Controller Michael Gilberg will be designated the Company’s principal accounting officer.

“During his six years with American Ecology Jim made a huge contribution to the Company’s successful turnaround effort and its subsequent outstanding financial performance,” commented American Ecology President and Chief Executive Officer Stephen Romano.

For 2005, American Ecology posted $19.4 million in income from operations, its strongest financial performance since becoming an independent public company twenty two years ago. Management also today reaffirms its 2006 guidance calling for the Company to generate net earnings between $0.72 and $0.82 per fully diluted share.

“While Jim will be missed, we have a solid organization, excellent business systems, an experienced senior management team, and a proven growth strategy,” Romano added, concluding “The American Ecology team looks forward to another strong year in 2006."

American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services Company in the United States.

This press release contains forward-looking statements that are based on our current expectations, beliefs, estimates and assumptions about American Ecology Corporation’s industry, markets and circumstances. Actual results may differ materially from what is expressed herein and no assurance can be given that the company will timely locate a successor Chief Financial Officer, successfully implement its business plan, meet its earnings guidance, generate future earnings or increase cash flow. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation’s Report on Form 10-K, and most recent Form 10-Q filed with the Securities and Exchange Commission.

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